SECOND AMENDMENT TO THE
THIRD AMENDED AND RESTATED ADOPTION AGREEMENT OF THE
ZENITH NATIONAL INSURANCE CORP. 401(k) PLAN
This Second Amendment to the Third Amended and Restated Adoption Agreement of the Zenith National Insurance Corp. 401(k) Plan (the “Plan”) is hereby executed and adopted on this 30th day of December, 2008, by Zenith National Insurance Corp. (the “Employer”).
WITNESSETH
WHEREAS, the Employer has heretofore maintained and administered the Plan and related Trust, in a manner intended to ensure that the Plan continues to qualify under sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Plan is an individually designed plan, and not a prototype or volume submitter plan, although for convenience the Plan utilizes an Adoption Agreement and a basic plan document which together constitute the entire Plan document; and
WHEREAS, the Employer reserves the right to amend the Plan; and
WHEREAS, the Employer desires to amend the Plan to comply with various law and regulatory changes, including without limitation the provisions of the Pension Protection Act of 2006, the Code section 415 final regulations adopted by the Internal Revenue Service on April 5, 2007, and the Heroes Earnings Assistance and Relief Tax (HEART) Act passed on June 17, 2008; and
WHEREAS, the Employer desires to amend other sections of the Plan;
NOW, THEREFORE, the Employer hereby amends the Plan effective January 1, 2008 (except as otherwise provided herein), notwithstanding any other provisions of the Plan to the contrary, as follows:
AMENDMENT TO THE ADOPTION AGREEMENT
1. A new subsection G., entitled Benefit Accruals, is added to Section IV. of the Adoption Agreement, entitled Contributions, to read as follows:
“G.	Benefit Accruals. The Employer shall not adopt the provision in Plan Section 3.14(b) with respect to benefit accruals for Participants performing qualified military service.”
2. Section V. of the Adoption Agreement, entitled Definitions of Compensation, is amended to read as follows:
     “V. DEFINITIONS OF COMPENSATION
A.	Code section 415(c) Compensation shall be defined pursuant to Plan Sections 1.12(b) and (c).

B.	Compensation, for purposes of determining the amount of contributions set forth in Section IV. of this Adoption Agreement, shall be the same as set forth in Section V.A. of this Adoption Agreement. Notwithstanding the foregoing, effective February 1, 2008, compensation shall also include overtime, medical leave salary continuation, and any Compensation paid within 2 1/2 months after severance from employment if, in the absence of severance of employment, the payment of Compensation would have been made and the Compensation represents regular cash Compensation but shall exclude consulting fees, physical fitness reimbursements, tuition assistance, imputed benefits for domestic partners, routine physical exam bonus and any other non-performance related bonuses designated as ineligible by the Employer, employment-related sanctions, imputed company apartments, imputed company planes, imputed company cars, imputed executive life insurance, rideshare programs, bus passes, imputed company paid life insurance, imputed moving expenses, moving expense bonus, deferred compensation, imputed stock options, dividends from unvested restricted stock, imputed regular stock paid as the Employer’s matching amount under the Zenith National Insurance Corp. 2007 Employee Stock Purchase Plan, imputed country club fees, long term disability, qualified moving expenses and car allowances.

C.	Compensation, for purposes of the preceding Sections V.A. and V.B., shall include leave cashouts for Participants, pursuant to Plan Section 1.12(e)(3)(B). Compensation, for purposes of the preceding Sections V.A. and V.B., shall not include deferred compensation payments for Participants, pursuant to Plan Section 1.12(e)(3)(B).

D.	Compensation, for purposes of nondiscrimination testing, shall be defined as set forth in V.A. above.

E.	Compensation shall not include salary continuation payments for Participants performing military service, pursuant to Plan Section 1.12(e)(4)(A).

F.	Compensation shall not include salary continuation payments for Participants who are permanently and totally disabled, pursuant to Plan Section 1.12(e)(5)(A).”
3. A new subsection L., entitled Early Retirement Age, is added to Section VIII. of the Adoption Agreement, entitled Distributions and Withdrawals, to read as follows:
“L.	Early Retirement Age. The Early Retirement Age provisions under Plan Section 1.15 shall not apply.”
4. The Second Amended & Restated Basic Plan Document is hereby amended to include all the terms and provisions set forth in Addendum A, as attached hereto.
5. Appendix A of the Plan, entitled Joint and Survivor Annuity Requirements, is amended and restated in the form attached hereto and incorporated herein by reference.
6. In all other respects the Adoption Agreement and the Plan are hereby ratified and affirmed.
IN WITNESS WHEREOF, the Employer has caused this Second Amendment to be executed this 30th day of December, 2008.

EMPLOYER AND PLAN SPONSOR: ZENITH NATIONAL INSURANCE CORP.
By:	/s/ Kari Van Gundy
	Name:	Kari Van Gundy
	Title:	Senior Vice President and Chief Financial Officer

ADDENDUM A
GENERAL AMENDMENTS TO THE
SECOND AMENDED & RESTATED BASIC PLAN DOCUMENT OF THE
ZENITH NATIONAL INSURANCE CORP. 401(k) PLAN
1. The last paragraph of subsection (a) of Section 1.05 of the Plan, entitled Annual Additions, is amended to read as follows:
“Annual Additions shall not include any amounts credited to the Participant’s Account resulting from Rollover Contributions, loan repayments, Catch-up Contributions, repayments of either prior Plan distributions or prior distributions of mandatory employee contributions, direct transfers of contributions from another plan to this Plan, deductible contributions to a simplified employee pension plan, or voluntary deductible contributions.”
2. Section 1.10 of the Plan, entitled Catch-up Contributions, is amended to read as follows:
     “1.10. Catch-up Contributions means contributions made by a Participant, who has attained age 50 before the close of the taxable year, in accordance with, and subject to the limitations of, Code section 414(v).”
3. Subsections (b), (c) and (d) of Section 1.12 of the Plan, entitled Compensation, are amended, and new subsections (e), (f) and (g) are added to Section 1.12 to read as follows:
“(b) 415(c) Compensation means:
(1) The Employee’s wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under Code sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)). These amounts include, but are not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in section 1.62-2(c) of the Regulations).
(2) In the case of an Employee who is self-employed, i.e., is an employee within the meaning of Code section 401(c)(1) and the Regulations thereunder, the Employee’s Earned Income (as described in Code section 401(c)(2) and the Regulations thereunder), plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of Code sections 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).
(3) Amounts described in Code sections 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includible in the gross income of the Employee.
(4) Amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Code section 217.
(5) The value of a nonstatutory option (which is an option other than a statutory option as defined in section 1.421-1(b) of the Regulations) granted to an Employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the Employee for the taxable year in which granted.
(6) The amount includible in the gross income of an Employee upon making the election described in Code section 83(b).
(7) Amounts that are includible in the gross income of an Employee under the rules of Code section 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee.

(c) 415(c) Compensation does not include the following items and any other items of remuneration similar to the following items:
(1) Contributions (other than elective contributions described in Code sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b)) made by the Employer to a Plan of deferred compensation (including a simplified employee pension described in Code section 408(k) or a simple retirement account described in Code section 408(p), and whether or not qualified) to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed. In addition, any distributions from a plan of deferred compensation (whether or not qualified) are not considered as compensation for Code section 415 purposes, regardless of whether such amounts are includible in the gross income of the Employee when distributed. However, any amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan will be considered as compensation for Code section 415 purposes in the year such amounts are actually received, but only to the extent such amounts are includible in the gross income of the Employee.
(2) Amounts realized from the exercise of a nonstatutory option (which is an option other than a statutory option as defined in section 1.421-1(b) of the Regulations), or when restricted stock (or other property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture (as described in Code section 83 and the Regulations thereunder).
(3) Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option (as defined in section 1.421-1(b) of the Regulations).
(4) Other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code section 125).
(d) Alternative definitions of 415(c) Compensation. In lieu of defining 415(c) Compensation as above, and if so specified in the Adoption Agreement, the Plan may define 415(c) Compensation using one of the safe harbor definitions set forth below:
(1) Simplified Compensation. 415(c)(3) Compensation is defined as including only those items specified in Plan sections 1.12 (b)(1) or (2) and excludes all those items listed in Plan section 1.12(c).
(2) Section 3401(a) Wages. 415(c)(3) Compensation is defined as including wages within the meaning of Code section 3401(a) (for purposes of income tax withholding at the source), plus amounts that would be included in wages but for an election under Code sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code section 3401(a)(2)).
(3) Information Required to be Reported under Code sections 6041, 6051 and 6052. 415(c)(3) Compensation is defined as including amounts that are compensation under the immediately preceding paragraph (2) above, plus all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Code sections 6041(d), 6051(a)(3), and 6052, except the following amounts shall be excluded unless otherwise stated in the Adoption Agreement: amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that, at the time of the payment, it is reasonable to believe that these amounts are deductible by the Employee under Code section 217.
(e) Timing rules.
(1) In General.
(A) Payment during the Limitation Year. Except as otherwise provided in this subsection 1.12(e), in order to be taken into account for a Limitation Year, 415(c)(3) Compensation must be actually paid or made available to an Employee (or, if earlier, includible in the Employee’s gross income) within the Limitation Year. For this purpose, Compensation is treated as paid on a date if it is actually paid on that date or it would have been paid on that date but for an election under Code sections 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i), or 457(b).
(B) Payment prior to Severance from Employment. Except as otherwise provided in this subsection 1.12(e), in order to be taken into account for a Limitation Year, 415(c)(3) Compensation must be paid or treated as paid to the Employee (in accordance with the immediately preceding paragraph (A) above) prior to the Employee’s Severance from Employment.
(2) Certain minor timing differences. Notwithstanding subsection 1.12(e)(1)(A) above, Compensation for a Limitation Year includes amounts earned during that Limitation Year but not paid during that Limitation Year solely because of the timing of pay periods and pay dates if: (i) these amounts are paid during the first few weeks of the next Limitation Year; (ii) the amounts are included on a uniform and consistent basis with respect to all similarly situated Employees; and (iii) no compensation is included in more than one Limitation Year.
(3) Compensation Paid After Severance from Employment.
(A) Regular Pay After Severance from Employment. For Limitation Years beginning on or after July 1, 2007, the 415(c)(3) Compensation definition shall include any payment if such payment is regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments and if the payment would have been paid to the Employee prior to the Employee’s Severance from Employment if the Employee had continued in employment with the Employer, and provided further, that such compensation is paid after the Employee’s Severance from Employment, provided the compensation is paid by the later of 2 1/2 months after an Employee’s Severance from Employment or the end of the Limitation Year that includes the date of Severance from Employment.
(B) Leave Cashouts and Deferred Compensation. For Limitation Years beginning on or after July 1, 2007, and if elected by the Employer in the Adoption Agreement, the 415(c)(3) Compensation definition shall include an amount that is either (a) payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment had continued (“leave cashouts”), or (b) received by the Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to the extent that the payment is includible in the Employee’s gross income (“deferred compensation”) and, provided further, that those amounts are paid by the later of 2 1/2 months after the Employee’s Severance from Employment or the end of the Limitation Year that includes the date of Severance from Employment and those amounts would have been included in the definition of Compensation if they were paid prior to the Employee’s Severance from Employment.
(C) Other Post-Severance Payments. For Limitation Years beginning on or after July 1, 2007, any payment that is not described in paragraph (A) or (B) above is not considered compensation if paid after Severance from Employment, even it is paid by the later of 2 1/2 months after an Employee’s Severance from Employment or the end of the Limitation Year that includes the date of Severance from Employment. Thus, Compensation does not include severance pay or parachute payments within the meaning of Code section 280G(b)(2), if they are paid after Severance from Employment and does not include post-severance payments under a nonqualified unfunded deferred compensation plan unless the payments would have been paid at that time without regard to the Severance from Employment.
(4) Salary Continuation Payments for Military Service.
(A) If elected by the Employer in the Adoption Agreement, Plan section 1.12(e)(1)(B) shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code section 414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.
(5) Salary Continuation Payments for Disabled Participants.
(A) If elected by the Employer in the Adoption Agreement, Plan section 1.12(e)(1)(B) shall not apply to compensation paid to a Participant who is permanently and totally disabled (as defined in Code section 22(e)(3)) if either the Participant is not a highly compensated employee (as defined in Code section 414(q)) immediately before becoming disabled or, if elected by the Employer in the Adoption Agreement, the plan provides for the continuation of compensation on behalf of all Participants who are permanently and totally disabled for a fixed or determinable period.
(f) 414(q) Compensation means for Limitation Years beginning before January 1, 1998, 415(c) Compensation without regard to Code sections 125, 402(e)(3), and 402(h)(1)(B) and, in the case of employer contributions made pursuant to a salary deferral agreement, without regard to Code section 403(b). 414(q) Compensation includes elective or salary reduction contributions to a cafeteria plan, a cash or deferred arrangement or a tax-sheltered annuity, including Salary Deferral Contributions to this Plan. For Limitation Years beginning after December 31, 1997, 414(q) Compensation means 415(c) Compensation.
(g) 414(s) Compensation for purposes of nondiscrimination testing hereunder, means compensation as defined in Code section 414(s) and the Regulations thereunder, as elected by the Employer from time to time from the various options available under such Regulations, and pursuant to any rules and requirements as may be set forth in such Regulations. To the extent permissible under such Regulations, the Employer may use different definitions of 414(s) Compensation (i) for different nondiscrimination tests in the same Plan Year, and (ii) for the same nondiscrimination test from year to year. At the discretion of the Employer, 414(s) Compensation may be limited to that compensation earned while an Employee is a Participant, as permitted by law.”
4. The references in sections 1.28 and 1.29 of the Plan are amended to correspond with the references in the amended Section 1.12 above as follows:
“1.28.       414(q) Compensation, see Section 1.12(f).
1.29.       414(s) Compensation, see Section 1.12(g).”
5. The first sentence of Section 1.37 of the Plan, entitled Leased Employee, is amended to read as follows:
     “1.37. Leased Employee means any person (other than an Employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Code section 414(n)(6)) on a substantially full time basis for a period of at least one (1) year, and such services are performed under primary direction or control by the recipient employer.”
6. The first sentence of subsection (d) of Section 3.01 of the Plan, entitled Elective Deferrals, is amended to read as follows:
“(d) Catch-up Contributions. If elected by the Employer in the Adoption Agreement, any Participant who is eligible to make Elective Deferrals to the Plan and who will attain age 50 before the close of the then applicable taxable year shall be eligible to make Catch-up Contributions in accordance with, and subject to the limitations of, Code section 414(v). ”
7. Subsection (e) of Section 3.01 of the Plan, entitled Elective Deferrals, is amended to read as follows:
“(e) Automatic Contribution Arrangement. If provided for in the Adoption Agreement, the Employer shall automatically withhold Elective Deferral Contributions from Compensation in the percentages and for each Participants identified in the Adoption Agreement who (1) have not made an election to defer a portion of Compensation, and (2) has not affirmatively opted out of the Plan. Participants subject to this automatic contribution arrangement process will be given prior written notice and a reasonable opportunity to take affirmative action to either elect to defer a portion of Compensation or elect not to make Elective Deferrals under the Plan. For any Participant to whom this paragraph applies, and whether or not the Employer has elected in the Adoption Agreement to allow Participants to make Roth 401(k) Contributions, such deferral of Compensation shall be made as Salary Deferral Contributions; provided, however, that the Employer may elect in the Adoption Agreement that such deferral of Compensation will be made as Roth 401(k) Contributions or a combination of Salary Deferral Contributions and Roth 401(k) Contributions. In the event that such deferral of Compensation is designated as Roth 401(k) Contributions, then the Participant is deemed to have irrevocably designated the contributions as Roth 401(k) Contributions, in accordance with Code section 402A(c)(1)(B).”
8. New Subsections (f) and (g) are added to Section 3.01 of the Plan, entitled Elective Deferrals, to read as follows:
“(f) Eligible Automatic Contribution Arrangement. If elected by the Employer in the Adoption Agreement, the Automatic Contribution Arrangement will be an Eligible Automatic Contribution Arrangement that meets all the requirements of Code section 414(w)(3).
(g) Qualified Automatic Contribution Arrangement. If elected by the Employer in the Adoption Agreement, the Automatic Contribution Arrangement will be a Qualified Automatic Contribution Arrangement that meets all the requirements of Code section 401(k)(13). The automatic contribution amounts elected in the Adoption Agreement for each Participant must meet the following percentages, during the following time periods: (i) 3% of such Participant’s Compensation, which period shall begin on the date that the first automatic Elective Deferral Contribution is made on the Participant’s behalf (the “initial automatic enrollment date”) and ending on the last day of the first Plan Year that begins after the initial automatic enrollment date; (ii) 4% during the first Plan Year following the period described in (i); (iii) 5% during the second Plan Year following the period described in (i); and (iv) 6% during any subsequent Plan Year, never to exceed 10% of compensation.”
9. The language in Subsection (f), entitled Special Rule for Highly Compensated Participants, of Section 3.03 of the Plan, entitled Actual Deferral Percentage Test, is deleted, and Subsection (e) of Section 3.03 of the Plan is amended to read as follows:
“(e) Two or more cash or deferred plans. If two (2) or more plans which include cash or deferred arrangements are considered one plan for the purposes of Code section 401(a)(4) or 410(b) (other than the average benefits test under Code section 410(b)(2)(A)(ii), as in effect for Plan Years beginning after December 31, 1988), the cash or deferred arrangement included in such plans may be treated as one arrangement for purposes of determining whether or not such arrangements satisfy Code sections 401(a)(4), 410(b) and 401(k). In such a case, the cash or deferred arrangements shall be treated as one arrangement and as one plan for purposes of this Section and Code sections 401(a)(4), 410(b) and 401(k). In the event that two or more plans of the Employer which include cash or deferred arrangements are permissively aggregated for purposes of Code section 401(k), such aggregated plans must satisfy this Section, and Code sections 401(k), 401(a)(4) and 410(b) as though such plans were a single plan. For Plan Years beginning after December 31, 1989, plans shall be aggregated under this paragraph (e) only if they have the same plan year and use the same Actual Deferral Percentage Testing method. If a Highly Compensated Participant is eligible to have Elective Deferrals in two or more cash or deferred arrangements of the Employer or an Affiliate that have different plan years, all Elective Deferrals made during the Plan Year under all such cash or deferred arrangements shall be treated as one cash or deferred arrangement for the purpose of determining the Actual Deferral Percentage with respect to such Highly Compensated Participant. For plan years beginning before 2006, all such cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the above, for Plan Years beginning after December 31, 1988, an employee stock ownership plan described in Code section 4975(e)(7) may not be combined with this Plan for purposes of determining whether the employee stock ownership plan or this Plan satisfy this Section and Code sections 401(a)(4), 410(b) and 401(k). For Plan Years beginning on or after January 1, 2006, an employee stock ownership plan and a non-employee stock ownership plan which are different plans are permitted to be aggregated.”
10. A new Subsection (f), entitled Nondiscrimination Safe Harbor for Qualified Automatic Contribution Arrangement, is added to Section 3.03 of the Plan, entitled Actual Deferral Percentage Test, to read as follows:
“(f) Nondiscrimination Safe Harbor for Qualified Automatic Contribution Arrangement. If the Employer elects in the Adoption Agreement to satisfy the provisions under Code section 401(k)(13), and section 1.401(k)-3 of the Regulations which are herein incorporated by reference, then an Employer shall be treated as satisfying the Actual Deferral Percentage Test under Code section 401(k)(3)(A)(ii) if the Employer makes a contribution meeting the following requirements:
(1) Safe Harbor Matching Contribution.
(A) Basic Formula. An Employer Matching Contribution on behalf of each Nonhighly Compensated Participant and, unless otherwise elected in the Adoption Agreement, to the Highly Compensated Participants in an amount equal to the sum of: (i) 100% of the Elective Deferrals of the Participant not to exceed 1% of the Participant’s Compensation, plus (ii) 50% of the Elective Deferrals of the Participant to the extent that such Elective Deferrals exceed 1% of the Participant’s Compensation but do not exceed 6% of the Participant’s Compensation.
(B) Rate for Highly Compensated Employee. Notwithstanding subsection (1)(A) above, a Plan shall not satisfy the Actual Deferral Percentage Test under this nondiscrimination safe harbor if the rate of Matching Contributions made with respect to any Elective Deferrals of a Highly Compensated Participant is greater than that with respect to a Nonhighly Compensated Participant.
(C) Enhanced Matching Formula. The Plan shall not fail to satisfy the nondiscrimination safe harbor under this subsection (f)(1) if (i) the rate of the Employer’s Matching Contribution does not increase as a Participant’s rate of Elective Deferrals increase, and (ii) the aggregate amount of Matching Contributions at such rate of Elective Deferrals is at least equal to the aggregate amount of Matching Contributions which would be made if Matching Contributions were made on the basis of the percentages in subsection 3.03(f)(1)(A) above.
(2) Safe Harbor Nonelective Contributions. As an alternative to the nondiscrimination safe harbor in Section 3.03(f)(1) above, the Employer may satisfy the nondiscrimination safe harbor if the Employer is required, without regard to whether the Participant makes an Elective Deferral, to make a contribution to a defined contribution plan, on behalf of each Nonhighly Compensated Participant and, unless otherwise elected in the Adoption Agreement, to the Highly Compensated Participants, in an amount equal to at least 3% of the Participant’s Compensation.
(3) The Employer contributions made under Section 3.03(f)(1) or 3.03(f)(2) are distributable to Participants or their Beneficiaries in accordance with Code section 401(k)(2)(B), and the Participant’s right to his accrued benefit derived from Employer contributions is nonforfeitable after two Years of Service.”
11. The second sentence of Subsection (c) of Section 3.04 of the Plan, entitled Correction of Excess Contributions, is amended to read as follows:
“Furthermore, unless such Excess Contributions are corrected within 2 1/2 months after the close of the Plan Year for which they were made (or 6 months after the close of the Plan Year for which they were made if an Eligible Automatic Contribution Arrangement is elected in the Adoption Agreement), the Employer shall be liable for a ten percent (10%) excise tax on such Excess Contributions.”
12. Subsection (d)(3) of Section 3.04 of the Plan, entitled Correction of Excess Contributions, is amended to read as follows:
“(3) Effective for Plan Years beginning on or after January 1, 2006, gap period income (the income on such Excess Contributions for the period after the close of the Plan Year to which such Excess Contributions relate and prior to the date of distribution) shall be required to be calculated. The gap period income is the amount determined by any reasonable method of allocating income or loss to the Participant’s Excess Contributions for the Plan Year and the gap period, provided the method used is the same method used by the Plan for allocating income or losses to Participants’ Accounts. This Plan will not fail to use a reasonable method for computing the income allocable to Excess Contributions merely because the income allocable to such Excess Contributions is determined on a date that is no more than 7 days before the distribution. For Plan Years which began on or after January 1, 1994 and prior to January 1, 2006, or for Plan Years which begin on or after January 1, 2008, gap period income (the income attributable to such Excess Contributions for the period between the end of the Plan Year to which such Excess Contributions relate and the date of distributions) is not required to be calculated.”
13. Subsections (a) through (f) of Section 3.05 of the Plan, entitled Individual Limitation on Elective Deferrals, are amended to read as follows:
     “(a) Elective Deferrals. A Participant’s Elective Deferrals for any taxable year are the sum of the following:
(1) any elective contribution under a qualified cash or deferred arrangement (as defined in Code section 401(k)) to the extent not includible in the individual’s gross income for the taxable year on account of Code section 402(a)(8) (before applying the limits of Code section 402(g) or this section);
(2) any employer contribution to a simplified employee pension (as defined in Code section 408(k)) to the extent not includible in the individual’s gross income for the taxable year on account of Code section 402(h)(1)(B) (before applying the limits of Code section 402(g) or this section);
(3) any employer contribution to an annuity contract under Code section 403(b) under a salary reduction agreement (within the meaning of Code section 3121(a)(5)(D)) to the extent not includible in the individual’s gross income for the taxable year on account of Code section 403(b) (before applying the limits of Code section 402(g) or this section;
(4) any employee contribution designated as deductible under a trust described in Code section 501(c)(18) to the extent deductible from the individual’s income for the taxable year on account of Code section 501(c)(18) (before applying the limits of Code section 402(g) or this section);
(5) any designated Roth contributions described in Code section 402A (before applying the limits of Code section 402(g) or this section); and
(6) any elective employer contributions to a SIMPLE retirement account, on behalf of an employee pursuant to a qualified salary reduction arrangement as described in Code section 408(p)(2)(before applying the limits of Code section 402(g) or this section).
Except as provided in the next sentence, the applicable limit for an individual’s tax year is the applicable dollar amount set forth in Code section 402(g)(1)(B), which limit shall be increased for the taxable year beginning in 2007 and later years in the same manner as the dollar amount under Code section 415(b)(1)(A) is adjusted pursuant to Code section 415(d). The applicable limit for an individual who is a qualified employee (as defined in Code section 402(g)(7)(C)) and has elective deferrals described in the immediately preceding clauses (3) or (5) for a taxable year is adjusted by increasing the applicable limit otherwise determined under Code section 402(g) in accordance with Code section 402(g)(7).
For purposes of determining the dollar limitation under Code section 402(g), any deferrals properly distributed as excess Annual Additions or returned as Excess Contributions shall not be included.
(b) Excess Deferrals shall mean the excess of an individual’s Elective Deferrals (as described in the preceding paragraph (a)) for any taxable year over the dollar limitation under Code section 402(g)(1)(B) (including, if applicable, the dollar limitation on Catch-up Contributions defined in Code section 414(v)). A designated Roth contribution is treated as an Excess Deferral only to the extent that the total amount of designated Roth contributions for an individual exceeds the applicable limit for the taxable year or the designated Roth contributions are identified as Excess Deferrals and the individual receives a distribution of the Excess Deferrals and allocable income under the Regulations regarding the correction of excess deferrals. The distribution of Excess Deferrals to a Participant that has Elective Deferrals of both Salary Deferral Contributions and Roth 401(k) Contributions shall be pro rata.
(c) Date when Excess Deferrals are to be distributed. For any individual who has Excess Deferrals under this Plan, not later than the first April 15 following the close of the individual’s taxable year, the Plan Administrator shall distribute to such individual the amount of his Excess Deferral (and any income allocable to such amount). In addition, an individual who has Excess Deferrals for a taxable year may receive a corrective distribution of Excess Deferrals during the same year.

(d) Correction of Excess Deferrals. An individual who has Excess Deferrals for a taxable year may receive a corrective distribution of all or a portion of such deferrals during such taxable year or by April 15 of the next taxable year. Such corrective distribution may be made only if all of the following conditions are satisfied:
(1) Not later than the first April 15 following the close of the Participant’s taxable year, the Participant may notify the Plan of the amount of the Excess Deferrals received by the Plan. If any designated Roth contributions were made to the Plan, the notification must also identify the extent, if any, to which the Excess Deferrals are comprised of designated Roth contributions. The Participant is deemed to have notified the Plan of Excess Deferrals (including the portion of Excess Deferrals that are comprised of designated Roth contributions) to the extent the Participant has Excess Deferrals for the taxable year calculated by taking into account only the Elective Deferrals under this Plan and the other qualified plans of all employers within the same control group;
(2) The correcting distribution is made after the date on which the Plan received the Excess Deferral; and
(3) The Plan designates the distribution as a distribution of Excess Deferrals.
In order to distribute Excess Deferrals pursuant to this paragraph, such individual must make such designation in writing and the individual must certify or otherwise establish that the specified amount is an Excess Deferral.
(e) Income Allocable to Excess Deferrals. The income allocable to Excess Deferrals for a taxable year that begins on or after January 1, 2007 is equal to the sum of the allocable gain or loss for the taxable year of the individual. In addition, Excess Deferrals will be credited with gain or loss for the period after the close of the taxable year and prior to the actual date of distribution (the gap period) until such requirement is repealed by any Regulation, IRS pronouncement, or statute. The income allocable to Excess Deferrals for a taxable year that begins before 2007 is determined using Regulation 1.402(g)-1(e)(5) (as it appeared in the April 1, 2006 edition of 26 CFR Part 1).
(f) Method of Allocating Income. The Plan may use any reasonable method for computing the income allocable to Excess Deferrals (such as the method described in the following paragraph), provided such method does not violate Code section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts. This Plan will not fail to use a reasonable method for computing the income allocable to Excess Deferrals merely because the income allocable to such Excess Deferrals is determined on a date that is no more than seven days before the distribution.
The Plan may determine the income allocable to Excess Deferrals for the taxable year by multiplying the income allocable to the Participant’s Elective Deferrals for the taxable year and the gap period by a fraction. The numerator of the fraction is the Participant’s Excess Deferrals for the taxable year. The denominator of the fraction is equal to the sum of the Participant’s total account balance attributable to Elective Deferrals as of the beginning of the taxable year, plus the Participant’s Elective Deferrals for the taxable year.
The Plan Administrator may elect to use a safe harbor method of allocating gap period income. Under the safe harbor method, income on Excess Deferrals for the gap period is equal to 10% of the income allocable to Excess Deferrals for the taxable year (calculated as described in the preceding paragraph) multiplied by the number of calendar months that have elapsed since the end of the taxable year. A corrective distribution made on or before the fifteenth day of the month shall be treated as having been made on the last day of the preceding month, and a distribution made after such fifteenth day shall be treated as having been made on the first day of the next month.”
14. The second sentence of Subsection (d) of Section 3.08 of the Plan, entitled Actual Contribution Percentage Test, is amended as follows:
“Further, failure to make such correction within 2 1/2 months after the close of the Plan Year for which such contributions were made (or 6 months after the close of the Plan Year for which they were made if an Eligible Automatic Contribution Arrangement is elected in the Adoption Agreement) shall cause the Employer to be liable for ten percent (10%) excise tax on the amount of such Excess Aggregate Contributions which are not corrected.”

15. Subsection (e)(3) of Section 3.08 of the Plan, entitled Actual Contribution Percentage Test, is amended as follows:
“(3) Effective for Plan Years beginning on or after January 1, 2006, gap period income (the income on such Excess Aggregate Contributions for the period after the close of the Plan Year to which such Excess Aggregate Contributions relate and prior to the date of distribution) shall be required to be calculated. The gap period income is the amount determined by any reasonable method of allocating income or loss to the Participant’s Excess Aggregate Contributions for the Plan Year and for the gap period, provided the method used is the same method that is used by the Plan for allocating income or losses to Participants’ Accounts. This Plan will not fail to use a reasonable method for computing the income allocable to Excess Aggregate Contributions merely because the income allocable to such Excess Aggregate Contributions is determined on a date that is no more than 7 days before the distribution. For Plan Years beginning on or after January 1, 1994 and prior to January 1, 2006, or for Plan Years which begin on or after January 1, 2008, gap period income (the income attributable to such Excess Aggregate Contributions for the period between the end of the Plan Year to which such Excess Aggregate Contributions relate and the date of distribution) is not required to be calculated.”
16. A new Subsection (g), entitled Nondiscrimination Safe Harbor for Qualified Automatic Contribution Arrangement, is added to Section 3.08 of the Plan, entitled Actual Contribution Percentage Test, as follows:
“(g) Nondiscrimination Safe Harbor for Qualified Automatic Contribution Arrangement. If elected by the Employer in the Adoption Agreement to satisfy the provisions under Code section 401(m)(12) and section 1.401(m)-3 of the Regulations which are herein incorporated by reference, then a Plan shall be treated as satisfying the Actual Contribution Percentage Test under Code section 401(m)(2) as follows:
(1) The Plan satisfies the requirements of Code section 401(k)(13); and
(2) The Matching Contributions made on behalf of any Participant are not made with respect to a Participant’s Elective Deferrals that exceed 6% of the Participant’s Compensation; and
(3) The rate of a Participant’s Matching Contribution to the Participant’s Elective Deferrals does not increase as the rate of a Participant’s Elective Deferrals increases; and
(4) The rate of Matching Contributions with respect to any Highly Compensated Employee’s Elective Deferrals is no greater than the rate of Matching Contributions with respect to a Nonhighly Compensated Participant’s Elective Deferrals.”
17. Subsection (d) of Section 3.10 of the Plan, entitled Rollover Contributions, Roth 401(k) Rollover Contributions, and Plan-to-Plan Transfers, is amended as follows:
“(d) Roth 401(k) Rollover Contributions. If Roth 401(k) Contributions may be made to the Plan pursuant to the Employer’s election in the Adoption Agreement, the Trustee shall accept a Roth 401(k) Rollover Contribution to a Roth 401(k) Rollover Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code section 402(c). The Plan Administrator will provide for a separate accounting of amounts rolled over for the portion of the rollover which represents earnings (losses) and the portion which represents the net cumulative Roth 401(k) contribution amount.”
18. Section 3.14 of the Plan, entitled Qualified Military Service, is amended to read as follows:
     “3.14 Qualified Military Service. Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and Service credit with respect to qualified military service will be provided in accordance with Code section 414(u).
(a) Death Benefits. If a Participant dies on or after January 1, 2007, while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan, including vesting as described in Section 7.05(a), had the Participant resumed employment and then terminated employment on account of death.

(b) Benefit Accruals. If elected by the Employer in the Adoption Agreement, for benefit accrual purposes, a Participant who dies or suffers a Disability on or after January 1, 2007, and while performing qualified military service, is treated as if the Participant had resumed employment in accordance with the Participant’s reemployment rights under federal law on the day preceding death or Disability, as the case may be, and terminated employment on the actual date of death or Disability. All such Participants performing qualified military service who die or become disabled as a result of performing qualified military service prior to reemployment by the Employer shall be credited with service and benefits on reasonably equivalent terms.”
19. Section 4.06 of the Plan, entitled Allocation of Employer Contributions and Forfeitures, is amended to add the following subsection (h) as follows:
“(h) Coverage Requirements: Testing Methods. The Plan shall at all times comply with the provisions of Code section 410(b) and the Regulations thereunder and may use any method of testing permitted therein and, in determining the portion of the Plan benefiting otherwise excludable employees, the Plan Administrator may use (1) the maximum entry date set forth in Code section 410(a), (2) the Plan’s entry date, (3) the date the Participant attains the age of 21 and completes one Year of Service, or (4) any reasonable entry date convention which is nondiscriminatory and which does not exceed the maximum entry date set forth in Code section 410(a).”
20. The introductory phrase in the first sentence of subsection (b) of Section 5.03 of the Plan, entitled Adjustment for Excess Annual Additions, is amended as follows:
“(b) Correction of Errors. For Limitation Years beginning prior to January 1, 2009, if, as a result of a reasonable error in estimating a Participant’s 415(c) Compensation, or other facts and circumstances to which section 1.415-6(b)(6) of the Regulations shall be applicable, there is an Excess Amount, such Excess Amount shall be disposed of as follows:”
21. A new paragraph is added to the end of subsection (b) of Section 5.03 of the Plan, entitled Adjustment for Excess Annual Additions, to read as follows:
“For Limitation Years beginning after January 1, 2009, if, as a result of a reasonable error in estimating a Participant’s 415(c) Compensation, or other facts and circumstances to which section 1.415-6(b)(6) of the Regulations shall be applicable, there is an Excess Amount, such Excess Amount shall be corrected exclusively by the methods set forth in the Internal Revenue Service Employee Plans Compliance Resolution System.”
22.	New subsections (d) and (e) are added to Section 7.14 of the Plan, entitled Other Withdrawals, to read as follows:
“(d) Qualified Reservist Distributions. If elected in the Adoption Agreement, a Participant may, by written notice to the Plan Administrator, withdraw amounts from his Elective Deferral Account as a “Qualified Reservist Distribution” pursuant to Code section 72(t)(2)(G).
(e) Permissible Withdrawals From An Eligible Automatic Contribution Arrangement.
     (1) In General. If the Employer elects in the Adoption Agreement that this Section 7.14(e) regarding permissible withdrawals applies to the Plan, a Participant may make an election to withdraw the applicable automatic elective contributions (and any earnings or losses attributable thereto) made pursuant to the Eligible Automatic Contribution Arrangement (“EACA”) from his Salary Deferral Account (or from his Roth 401(k) Contributions Account, if applicable) in accordance with Code section 414(w) and any Regulations issued thereunder.
     (2) Timing. The election to withdraw automatic elective contributions must be made no later than 90 days after the date of the first automatic elective contribution made to the Participant’s Account under the EACA. The date of the first automatic elective contribution is the date that the Compensation that is subject to the cash or deferred election would otherwise have been paid to the Participant.
     (3) Amount of Distributions. A distribution satisfies the requirements of this Plan Section 7.14(e) if the distribution is equal to the amount of automatic elective contributions made under the EACA through the effective date of the election (adjusted for allocable gains and losses to the date of distribution).

     (4) Consequences of the Withdrawal. Any Matching Contributions made on these withdrawn elective contribution amounts shall be forfeited. Any amounts withdrawn or forfeited under this Section 7.14(e) shall not be considered in calculating the Actual Deferral Percentage (ADP) or Actual Contribution Percentage (ACP) nondiscrimination tests under Plan Sections 3.03 and 3.08 herein. Any withdrawals made pursuant to this Section 7.14(e) shall not be eligible for rollover.”
23. Subsection (b)(3) of Section 7.22 of the Plan, entitled Rollover Distributions, is amended as follows:
“(3) Eligible Retirement Plan means, with respect to a Distributee’s Eligible Rollover Distribution, (i) an individual retirement account described in Code section 408(a), (ii) an individual retirement annuity described in Code section 408(b) (other than an endowment contract), (iii) an annuity plan described in Code section 403(a), (iv) an annuity contract described in Code section 403(b), (v) an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, (vi) a qualified plan described in Code section 401(a) which is exempt from tax under Code section 501(a), or (vii) effective January 1, 2008, a Roth individual retirement account as described in Code section 408A, made in accordance with Code section 408A(e) and subject to the restrictions of Code section 408A(c)(3)(B) for tax years prior to January 1, 2010.”
24. Subsection (b)(4) of Section 7.22 of the Plan, entitled Rollover Distributions, is amended as follows:
“(4) Eligible Rollover Distribution means any distribution of all or any portion of the balance to the credit of a Distributee, except that an Eligible Rollover Distribution does not include:
(i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of a Distributee or the joint lives (or joint life expectancies) of a Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more;
(ii) any distribution to the extent required under Code section 401(a)(9);
(iii) any distribution which is made upon hardship of the Participant;
(iv) to the extent applicable, corrective distributions of (i) Excess Deferrals, including any income allocable to such corrective distributions, (ii) Excess Contributions, including any income allocable to such corrective distributions, and (iii) Excess Aggregate Contributions, including any income allocable to such corrective distributions;
(v) to the extent applicable, loans that are treated as deemed distributions; and
(vi) to the extent applicable, and effective for Plan Years beginning on or after January 1, 2008, a distribution that is a permissible withdrawal from an Eligible Automatic Contribution Arrangement within the meaning of Code section 414(w).
A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of Nondeductible Employee Contributions or other nontaxable amounts that are not includible in gross income. However, such portion must be transferred (1) in a direct trustee-to-trustee transfer to a qualified trust or to an annuity contract described in Code section 403(b), and such trust or contract provides for separate accounting for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, or (2) to an individual retirement account described in Code section 408(a) or an individual retirement annuity described in Code section 408(b) (other than an endowment contract).”
25. Subsection (c) of Section 7.22 of the Plan, entitled Rollover Distributions, is amended to read as follows:
“(c) Roth 401(k) Account. Notwithstanding any provision in this Section 7.22 to the contrary, a direct rollover from a Participant’s Roth 401(k) Account shall only be made to another designated Roth elective deferral account under an applicable retirement plan described in Code section 402A(e)(1) or to a Roth IRA described in Code section 408A. In accordance with Code section 402(c)(2), to the extent that a portion of a distribution from a Participant’s Roth 401(k) Account is not includible in income (determined without regard to the rollover), if that portion of the distribution is to be rolled over into a designated Roth account, the rollover must be accomplished through a direct rollover as described in Regulation section 1.402A-1 Q&A-5.”
26. The first sentence of Section 8.01 of the Plan, entitled Definitions, is amended to read as follows:
“If the Plan is or becomes Top-Heavy in any Plan Year, the provisions of this Article shall supersede any conflicting provisions in the Plan or Adoption Agreement.”
27. Subsection (e) of Section 8.01 of the Plan, entitled Definitions, is amended to read as follows:
“(e) Top-Heavy Plan Year means a Plan Year in which the Plan is a Top-Heavy Plan.”
28. Subsection (b) of Section 8.02 of the Plan, entitled Determination of Top-Heavy and Super Top-Heavy Status, is deleted and Section 8.02 is amended as follows:
     “8.02. Determination of Top-Heavy Status. This Plan shall be a Top-Heavy Plan for any Plan Year if any of the following conditions exists:
(a) this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans and the Top-Heavy Ratio for this Plan exceeds 60%; or
(b) this Plan is a part of a Required Aggregation Group of Plans but not part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the Required Aggregation Group of plans exceeds 60%; or
(c) this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans, and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.”
29. Section 8.06 of the Plan, entitled Safe Harbor Contribution Plan, is hereby amended to read as follows:
     “8.06 Safe Harbor Contribution Plan. The Top-Heavy requirements of Code section 416 and Sections 8.01 through 8.06 shall not apply in any year in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Code section 401(k)(12) or 401(k)(13) and Matching Contributions with respect to which the requirements of Code section 401(m)(11) or 401(m)(12) are met.”
30. Subsection (b) of Section 10.03 of the Plan, entitled Investment Direction, is amended to read as follows:
“(b) Absence of affirmative direction. If a Participant fails to provide the Plan with an investment direction, the Plan Administrator will direct the investment of the Participant’s account, until such time as the Participant provides his or her first affirmative direction. Accounts for Participants who do not affirmatively select their investment options will be invested in the default investment fund designated by the Plan Administrator from time to time consistent with the requirements of ERISA. Such monies will continue to be invested in such default until and unless the Plan Administrator decides to change this decision for all Participants who have not provided investment directions or until the Plan Administrator determines that a different investment selection is appropriate for a Participant. In making these decisions, the Plan Administrator is not responsible for inquiring into the specific goals or needs of a Participant.”

APPENDIX A
JOINT AND SURVIVOR ANNUITY REQUIREMENTS
Section 1. Applicability of this Appendix A. The provisions of this Appendix A shall apply to a Participant unless:
     (a) the Adoption Agreement specifically excludes the provisions of this Appendix A;
     (b) the Participant does not have at least one Hour of Service with the Employer after August 22, 1984;
     (c) the Plan provides that the Participant’s nonforfeitable accrued benefit (reduced by any security interest held by the Plan by reason of a loan outstanding to such Participant) is payable in full, on the death of the Participant, to the Participant’s Surviving Spouse;
     (d) the Plan does not permit the payment of benefits in the form of a life annuity; and
     (e) with respect to such Participant, the Plan is not a direct or indirect transferee (in a transfer after December 31, 1984) of a defined benefit plan, a defined contribution plan subject to the funding standards of Code section 412, or a defined contribution plan that is subject to the survivor annuity requirements of Code sections 401(a)(11) and 417.
Section 2. Definitions. For purposes of this Appendix A, the following terms shall have the meaning provided herein.
     (a) Annuity Starting Date means the first day of the first period for which an amount is payable as an annuity or any other form.
     (b) Earliest Retirement Age means the earliest date on which, under the Plan and Adoption Agreement, a Participant could elect to receive retirement benefits.
     (c) Qualified Election means a waiver of a QJSA or a QPSA.
     (d) Qualified Joint and Survivor Annuity (“QJSA”) means an annuity for the life of the Participant with a survivor annuity for the life of the Participant’s Surviving Spouse which is equal to fifty percent (50%) of the amount of the annuity which is payable during the joint lives of the Participant and the Participant’s Spouse (unless a different survivor annuity percentage is provided for in the Adoption Agreement), and which is the actuarial equivalent of a single annuity for the life of the Participant.
     (e) Qualified Optional Survivor Annuity (“QOSA”) means an annuity for the life of the Participant with a survivor annuity for the life of the Participant’s Surviving Spouse which is equal to seventy-five percent (75%) of the amount of the annuity which is payable during the joint lives of the Participant and the Surviving Spouse (unless a different survivor annuity percentage is provided for in the Adoption Agreement), and which is the actuarial equivalent of a single annuity for the life of the Participant.
     (f) Qualified Pre-retirement Survivor Annuity (“QPSA”) means a survivor annuity for the life of the Surviving Spouse, the actuarial equivalent of which is not less than fifty percent (50%) of the portion of the Participant’s account balance (as of the date of the Participant’s death) to which the Participant had a nonforfeitable right.
Section 3. Qualified Joint and Survivor Annuity.
     (a) Automatic Form of Benefit. In the case of a vested Participant who does not die before the Annuity Starting Date, the accrued benefit payable to such Participant is provided in the form of a QJSA. Unless an optional form of benefit is selected by a Participant, a married Participant’s Vested Balance shall be paid in the form of a QJSA and an unmarried Participant’s Vested Balance shall be paid in the form of a single life annuity. A Participant may elect to have such an annuity distributed upon the attainment of the Earliest Retirement Age under the Plan and Adoption Agreement.
     (b) Waiver of QJSA. A Participant may elect to waive the QJSA pursuant to a Qualified Election within the 180-day period ending on the Annuity Starting Date. The Participant may revoke such election at any time during such 180-day period.
     (c) Election of QOSA. Effective for Annuity Starting Dates in the Plan Year beginning after December 31, 2007, if a Participant elects to waive the QJSA, the Participant may elect a QOSA without satisfying the spousal consent requirements of Section 5. The Participant may revoke such an election at any time during the 180-day period ending on the Annuity Starting Date.

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Section 4. Qualified Pre-retirement Survivor Annuity.
     (a) General. In the case of a vested Participant who dies before the Annuity Starting Date and who has a Surviving Spouse, then the Participant’s Vested Account Balance shall be applied, at the discretion of the Surviving Spouse, toward the purchase of a QPSA for the life of the Surviving Spouse, subject to the restrictions of Sections 7 and 8. The Surviving Spouse may direct the commencement of payments under the QPSA within a reasonable time after the Participant’s death.
     (b) Waiver of QPSA. During the period beginning on the first day of the Plan Year in which the Participant attains age 35 and ending on the date of the Participant’s death, a Participant may elect to waive the QPSA pursuant to a Qualified Election. In the case of a Participant who has a separation from service, the election period under the preceding sentence with respect to benefits accrued before the date of separation from service shall not begin later than such date of separation.
     (c) Pre-Age 35 Waiver of QPSA. A Participant may elect to waive the QPSA pursuant to a “Pre-Age 35 Waiver.” A Pre-Age 35 Waiver means the special Qualified Election waiver of the QPSA by a Participant who shall not have attained age 35 as of the end of any current Plan Year. Such waiver shall be for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant shall attain age 35. If there is no new waiver on or after the first day of the Plan Year in which the Participant attains age 35 as described in subsection (b) above, the Participant’s Surviving Spouse shall receive the QPSA benefit upon the Participant’s death. Notwithstanding the preceding, a spouse of a deceased Participant may elect to have benefits paid in a form other than a survivor annuity.
Section 5. Qualified Election.
     (a) General. An election to waive a QJSA or a QPSA shall be deemed a Qualified Election if it meets the requirements specified in this Section 5.
     (b) Requirements for Spousal Consent. Any waiver of a QJSA or a QPSA shall not be effective unless: (1) the Participant’s Spouse consents in writing to the election; (2) the election designates a specific Beneficiary which may not be changed without spousal consent (or the consent of the Spouse expressly permits designations by the Participant without any requirement of further spousal consent); (3) the Spouse’s consent acknowledges the effect of the election; and (4) the Spouse’s consent is witnessed by a Plan representative or a notary public. Any consent by a Spouse obtained under this section (or the establishment that the consent of a Spouse may not be obtained) shall be effective only with respect to such consenting Spouse.
     (c) Additional Requirement for Waiver of QJSA. A Participant’s waiver of a QJSA shall not be effective unless the Qualified Election designates the form of benefit payment (method of distribution) which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent).
     (d) Exceptions to Spousal Consent Requirement. A waiver of a QJSA or a QPSA without spousal consent shall be deemed a Qualified Election if it is established to the Plan Administrator’s satisfaction that such consent may not be obtained because: (1) there is no Spouse; (2) the Spouse cannot be located; or (3) pursuant to section 1.401(a)-20, Q&A-27 of the Regulations, the Spouse is legally incompetent to give consent.
     (e) Legal Competency. In the event that the Spouse is not legally competent to give consent, then the Spouse’s legal guardian, even if the guardian is the Participant, may give such consent. For purposes of the preceding, legal competency and legal guardianship shall be determined by state law. Where there is a question as to which state has jurisdiction to determine such matters, the Plan Administrator may determine which jurisdiction shall control.
     (f) Legal Separation. If the Participant is legally separated or the Participant has been abandoned (within the meaning of local law) and the Participant has a court order to such effect, spousal consent is not required unless a QDRO provides otherwise.
     (g) General Consent. A general consent permits the Participant to change the designated Beneficiary or the optional form of benefit without any requirement of further consent by such Spouse; provided, however, such general consent must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary and a specific optional form of benefit, where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights.
     (h) Revocation. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before commencement of benefits. The number of revocations shall not be limited. No consent obtained under this provision shall be valid unless a Participant has received notice as provided in this Appendix A.

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Section 6. Notice Requirements.
     (a) Written Explanation of QJSA and QOSA. The Plan Administrator shall, no less than 30 days and no more than 180 days prior to the Annuity Starting Date, provide each Participant a written explanation of: (1) the terms and conditions of the QJSA and the QOSA; (2) the Participant’s right to make, and the effect of an election to waive, the joint and survivor annuity form of benefit; (3) the rights of the Participant’s Spouse to consent to the election; and (4) the right to make, and the effect of, a revocation of a previous election.
     (b) Written Explanation of QPSA. The Plan Administrator shall provide each Participant within the “applicable period” for such Participant, a written explanation of the QPSA in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements in subsection (a) above applicable to a QJSA.
     The applicable period for a Participant is whichever of the following periods ends last: (1) the period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35; (2) a reasonable period after an Employee becomes a Participant; and (3) a reasonable period ending after Code section 409(a)(11) applies to the Participant. For purposes of this paragraph, a reasonable period ending after the events described in (2) and (3) is the end of the one-year period beginning with the date the applicable event occurs. The applicable period for such an event begins one year prior to the occurrence of such event.
     In the case of a Participant who has a separation from service before attaining age 35, notice shall be provided within the two-year period beginning one year prior to separation and ending one year after separation. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant shall be redetermined in accordance with this Appendix A.
     (c) Waiver of 30-Day Period. A Participant may elect (with any applicable Spousal consent) to waive any requirement that the written explanation be provided at least 30 days before the Annuity Starting Date if the distribution commences more than seven days after such explanation is provided.
Section 7. Account Balance Not Greater than $5,000. A distribution may occur without satisfying the spousal consent requirements set forth in this Appendix A if the present value of the nonforfeitable benefit does not exceed $5,000. In such event, a Participant’s Vested Account Balance shall be distributed in a lump sum, if the balance is $1,000 or less or, if the balance is greater than $1,000 but not exceeding $5,000, in a direct rollover for the benefit of the Participant to an individual retirement arrangement designated by the Plan Administrator, if elected in the Adoption Agreement to provide for such automatic rollover.
Section 8. Consent Required for Certain Distributions Exceeding $5,000. A partial or total distribution may not be made when the present value of the nonforfeitable accrued benefit (including Employer and Employee contributions, but not including accumulated deductible Employee contributions) exceeds $5,000, unless the distribution is consented to in writing by the Participant and Participant’s Spouse, if any (or where either the Participant or the Spouse has died, the survivor). Notwithstanding the preceding, a distribution may be made without consent if, and only if, the distribution is in the form of a QPSA or a QJSA.
The consent of a Participant and such Participant’s Spouse shall be obtained in writing within the 180-day period ending on the Annuity Starting Date. The Plan Administrator shall notify a Participant and such Participant’s Spouse of the right to defer any distribution until such Participant’s Account Balance is no longer immediately distributable. Notwithstanding the preceding, only a Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Account balance is immediately distributable. An Account is immediately distributable if any part of the Account balance could be distributed to a Participant (or Surviving Spouse) before a Participant attains (or would have attained if not deceased) the later of Normal Retirement Age, or age 62.
For purposes of the preceding paragraph, the applicable notice shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit (methods of distribution) available under the Plan. Such explanation shall be in a manner that would satisfy the notice requirements of Section 6, and Code section 417(a)(3), and shall be provided no less than 30 days and no more than 180 days prior to the Annuity Starting Date.

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